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                                                                   EXHIBIT 10.11
                          MARKETING ALLIANCE AGREEMENT

This MARKETING ALLIANCE AGREEMENT ("Agreement") is entered into this 7th day of March, 2000 ("Effective Date") by and between printCafe Systems, Inc., a corporation organized under the laws of Delaware, with its principal office at Forty 24th Street, Pittsburgh, PA 15222 (hereinafter referred to as "printCafe"), and Andersen Consulting LLP, an Illinois general partnership registered as a limited liability partnership, with offices at 33 W. Monroe, Chicago, IL 60603 (hereinafter referred to as "Andersen Consulting"), for the benefit of any entities that are a part of the Andersen Consulting business unit of the Andersen Worldwide organization, as hereinafter more fully described.

WHEREAS, Andersen Consulting is a business integration services provider with an objective of being a leader in the global services market for dynamic commerce solutions;

WHEREAS, printCafe has developed and end-to-end electronic solution capable of integrating and automating all stages of the printing process, including design and specification, procurement, manufacturing, distribution and supply chain management;

WHEREAS, Andersen Consulting desires to obtain certain rights, on a worldwide basis, to market such software and promote such eCommerce product offerings as provided herein; and,

WHEREAS, printCafe desires to grant certain rights to Andersen Consulting to cooperatively market such software and product offerings and team together in offering strategic sourcing capabilities initially for the print category and for additional custom configurable products as mutually agreed upon.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do mutually agree as follows:

SECTION 1 - DEFINITIONS

The following defined terms used in this Agreement shall have the meanings specified in this Section 1.

1.1 The rights and benefits of "Andersen Consulting" in this Agreement shall extend to Andersen Consulting LLP, Proquire and all affiliated entities of Andersen Consulting located in various countries throughout the world including each
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        national practice entity within the Andersen Consulting business unit.
        Any such affiliated entity will have the ability to be bound by and receive the benefits under the terms of this Agreement by executing an acknowledgment confirming such affiliated entity's acceptance of the terms of this Agreement.

1.2 "Client" means any Sales Prospect or other third party that has licensed the Software from printCafe and otherwise contractually agreed to a subscription of printCafe's Product Offering, and who has contracted with Andersen Consulting for Services.

1.3 "Documentation" means all functional documentation, user and software operating materials, descriptions, related training materials, specifications, instructions and explanatory materials regarding and related to the Software and printCafe's Product Offering.

1.4     "Proquire" means Proquire LLC, an Andersen Consulting affiliate.

1.5 "Product Offering" means printCafe's eCommerce/eCommunity offering which enables strategic sourcing through private and public procurement networks, combined with a process driven strategic sourcing approach and supply chain integration and collaboration.

1.6 "Sales Prospects" means either party's opportunistic targets and clients in the printing/publishing industry, or other industry as mutually agreed upon.

1.7 "Services" means Andersen Consulting's provision to a Client of all Software and Product Offering integration services, consultation and coaching, business process management services, change management services, and strategic services, including but not limited to, eCommerce systems design and implementation of workforce development solutions (including Software) and interfaces to printCafe's technology, modifications to the Client's current business, systems and processes, identification of operational strategies, implementation and conversion assistance, organization design and conversion training and other business changes required to take advantage of printCafe's Software and Product Offering. Services shall include Andersen Consulting's development of enhancements, modifications, and or derivatives of the Software, if any, for a Client. Services may also include training, systems management and outsourcing.

1.8 "Software" means the object code, modules, programs, configuration files, reference data files, help files, spreadsheet used to maintain reference data, supporting design, API information and Documentation, including all future versions, enhancements, modifications and/or derivatives and related Documentation made by or on behalf of printCafe (including without limitation any such enhancements, modifications and/or derivatives made by Andersen Consulting pursuant to a separate agreement with printCafe), associated with all versions of printCafe's internet services. The Software includes any computer object code, modules, programs, data files, or Documentation that is proprietary



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        to or licensed by another third party, and that is embedded into or that is inseparable from the Software. This Agreement does not provide for Andersen Consulting's development for printCafe of any enhancements, modifications and/or derivatives of printCafe's internet software, and the Software shall not include any such enhancements, modifications and/or derivatives prepared by Andersen Consulting for a Client. Any such enhancements or modifications shall be contracted for and governed by a separate agreement negotiated in good faith by the parties.

SECTION 2 - MARKETING INTENT & STRATEGY; GRANT OF LICENSE

2.1 The marketing alliance provided for in this Agreement provides printCafe and Andersen Consulting with an opportunity to jointly provide services and products to corporations with large expenditures on print or to printers joining the printCafe procurement networks which would create new direct and indirect sources of revenue for both parties. Andersen Consulting's objective with respect to the marketing alliance is to (i) further support Andersen Consulting's goal of being a strategic part of the printing/publishing industry, and (ii) obtain exposure to mutually agreed upon printCafe clients and (iii) be the premier provider of strategic sourcing services and a pre-eminent participant in the eCommerce marketplace. printCafe's objective with respect to the marketing alliance is to (i) further develop and leverage its Software and Product Offering to become an industry leader for the printing and publishing industries, (ii) obtain exposure to mutually agreed upon Andersen Consulting clients, (iii) obtain leverage in the printing/publishing market as a result of its association with Andersen Consulting, and (iv) obtain access to experienced consulting professionals in the delivery of printCafe Software and related Product Offering.

2.2 The parties agree that the marketing alliance provided for in this Agreement is intended to initially support buyers of commercial printing. As the marketing alliance relationship progresses, both parties will consider expanding the scope of the commodities sourced through printCafe beyond print and target other markets to support both organization's objectives. Additional markets shall be as mutually agreed upon and confirmed in writing.

2.3 To support the marketing alliance provided for herein, Andersen Consulting agrees to contribute the following: - Internal promotion and marketing of printCafe and the Software to selected Andersen Consulting client teams.

        - Assignment of business development and marketing resources from existing client account and portfolio teams.

        - Provide an alliance management point of contact for day-to-day relationship matters and issue escalation and resolution.

        - Participate in mutually agreed to marketing and business development activities with printCafe.

        - Use the Software and Product Offerings internally to introduce printCafe within Andersen Consulting.



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2.4     To support the marketing alliance provided for herein, printCafe agrees to contribute the following:

        - Assume a lead role in developing and implementing marketing campaigns for the Software and Product Offering.

        - Assign a business development and marketing resource to assist in promoting the alliance.

        - Provide an alliance management point of contact for day-to-day relationship matters and issue escalation and resolution.

        - Update Andersen Consulting with respect to new Software and Product Offerings.

        - Access to technical support and training resources and/or courses during the term of this Agreement.

2.5 Subject to the terms and conditions of this Agreement, printCafe hereby grants to Andersen Consulting a worldwide, non-exclusive, non-transferable, paid-up license to market, promote, use, install, copy, reproduce, and display the Software and Product Offering, during the term of this Agreement for the following limited purposes: (i) marketing, promoting and demonstrating the Software and Product Offering in exhibits, in all present and future Andersen Consulting facilities, and to potential Sales Prospects; (ii) developing and demonstrating implementation methodology and application programs utilizing the Software and Product Offering; and (iii) training Andersen Consulting personnel; provided that in all events any such use and installation shall be limited to printCafe's ERP systems installed or used at Andersen Consulting and not by Clients and provided, further, that it shall not include the installation of printCafe's web site or related Software. Subject to the terms and conditions of this Agreement, printCafe hereby further grants to Andersen Consulting a limited right to use, under the terms of the license in the preceding sentence, the company name and trademarks, including logo, of printCafe and any name used by printCafe to describe the Software and Product Offering, solely in Andersen Consulting's marketing and promotion activities, with prior written consent from printCafe. Subject to the terms and conditions of this Agreement, Andersen Consulting hereby grants to printCafe a limited right to use the Andersen Consulting company name and trademarks, including logo, of Andersen Consulting to describe the Services, solely in printCafe's marketing and promotion activities, with prior written consent from Andersen Consulting. Notwithstanding anything to the contrary in this Agreement, Andersen Consulting shall not, for itself, any affiliate of Andersen Consulting or any third party: sell, license, sublicense, modify, assign, or transfer the Software, Product Offering or the license granted by this Section 2.5; decompile, disassemble, or reverse engineer the Software or any component thereof; or remove from the Software or Product Offering any language or designation indicating the confidential nature thereof or the proprietary rights of printCafe or its suppliers in such items. Andersen Consulting acknowledges that the Software and Product Offering constitute proprietary information and trade secrets which are the sole and exclusive property of printCafe or its licensors and that the Software and Product Offering are protected by U.S. copyright, trade secret and similar laws and certain international treaty provisions. This Agreement does not



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        transfer or convey to Andersen Consulting any rights in the Software and
        Product Offering except for the limited license set forth herein. In the event that Andersen Consulting uses the license granted by this Section
        2.5 outside the United States, Andersen Consulting shall be responsible for complying with all applicable United States export rules and regulations and all destination country import laws.

2.6 printCafe acknowledges and agrees that the Software and Product Offering may be marketed by Andersen Consulting subject to the terms and conditions of this Agreement as a stand alone product or as part of a larger, bundled offering which includes other software, products, and/or Services, subject to printCafe's written approval in the event that such bundled offering includes a direct competitor of printCafe. Andersen Consulting shall not misrepresent or mischaracterize the Software or Product Offering.

2.7 printCafe will be responsible for offering the Product Offering and, if applicable, licensing the Software to a Sales Prospect, and printCafe shall be solely responsible for (i) all terms and conditions contained in such license and/or other subscription based agreement, and (ii) all packaging, delivery, warranty and on-going Software and Product Offering support and application maintenance.

2.8 During the term of this Agreement, printCafe shall make available to Andersen Consulting, at no charge, (i) copies of the Software object code, available documentation and all necessary executable application program interface ("API") modules, API information and related technical information and support sufficient for Andersen Consulting's use for the purposes set forth in this Agreement, and (ii) updates to all such materials, including updates to printCafe's Product Offering, as they are made or become available to printCafe. Andersen Consulting may make a reasonable number of copies of the Software as necessary for backup (provided Andersen Consulting reproduces on such copy all proprietary notices of printCafe or its suppliers), delivery to Andersen Consulting facilities, and archival purposes. Andersen Consulting shall have the right to inform its Sales Prospects of its relationship with printCafe as the preferred integrator of the Software and Product Offering as set forth in this Agreement.

2.9 printCafe will be solely responsible for obtaining any and all rights necessary to allow Andersen Consulting to market, in accordance with this Agreement, any third party components contained in the Software and/or Product Offering, including responsibility for any administrative or financial arrangements in relation to such third party components.

2.10 Neither party shall be required to make payments of any kind to each other under this Agreement.



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SECTION 3 - MARKETING AND SERVICES ARRANGEMENTS

3.1 As soon as practicable following the execution of this Agreement, Andersen Consulting's and printCafe's designated alliance liaison will meet, jointly develop, and mutually approve a joint marketing plan to guide the parties' marketing activities during the term of this Agreement. The goal of the joint marketing plan is to create a mutual understanding of opportunities which are of priority interest and to assist each party in focusing their marketing efforts to support the achievement of the objectives set forth in Section 2. The joint marketing plan will be periodically updated on a quarterly basis per the mutual consent of the parties' liaisons as appropriate. Additionally, each party's liaison will be responsible for (i) the exchange of information on Sales Prospect leads with the other party, including the creation and updating of a monthly sales pipeline report, (ii) the selection of Sales Prospect leads with the other party, and (iii) report the efforts/results of the alliance activities provided for herein to their respective management. When the liaisons agree to jointly pursue a lead, each party will appoint a project manager who will be responsible for applicable marketing and job-related activity. Additionally, each party will provide reasonable marketing support to the other that may include the development and preparation of marketing materials and strategies, customer presentations, bids and proposals, possible incentive arrangements to award printCafe sales teams for promoting Andersen Consulting's Services, all of which shall have been mutually agreed upon in accordance with the joint marketing plan.

3.2 Andersen Consulting and printCafe agree that the marketing alliance provided for in this Agreement is not exclusive. However, printCafe grants Andersen Consulting recommended status with respect to the Services offered to Sales Prospects. Under such recommended status, printCafe shall designate Andersen Consulting as printCafe's "recommended Services provider" to such Sales Prospects during the term of this Agreement. Andersen Consulting shall also have the worldwide right to market itself as printCafe's recommended Services provider during the term of this Agreement.

3.3 printCafe shall have the worldwide right to inform its Sales Prospects of its relationship with Andersen Consulting as a recommended solution provider for electronic print procurement solutions during the term of this Agreement.

3.4 When learning of a Sales Prospect as provided for in this Agreement, a party ("Identifying Party") will contact the liaison of the other party ("Referred Party") to determine if the Referred Party has an interest in the opportunity. The Referred Party will independently review each new Sales Prospect opportunity and decide if it wants to pursue the opportunity.

        Should the Referred Party have an interest in the Sales Prospect opportunity, the parties will then discuss how best to pursue the opportunity. On a case-by-case basis and in accordance with Section 4, the parties will determine how they will respond to a Sales Prospect opportunity. The parties may decide the opportunity should be pursued:
        i) by only one of the parties; ii) in a joint



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        manner; or iii) with the non-leading party providing only an agreed set of support services.

        If, for whatever reason, one party does not wish to pursue a Sales Prospect opportunity that falls within the scope of the marketing alliance provided for in this Agreement, the other party may pursue the opportunity independent of the declining party or team with a third party.

        Should a Sales Prospect refuse to work with either Andersen Consulting or printCafe, the other party may pursue the opportunity on its own or in conjunction with a third party. However, in such situations, the party pursuing the opportunity cannot disclose the non-pursuing party's intellectual property provided for herein in its proposal or in the actual execution of any engagement without the express written consent of the non-pursuing party.

3.5 Each of the parties shall have primary responsibility for marketing the joint alliance to its own Sales Prospects, and each party agrees that it will put forth a reasonable effort to market the other party's Software or Services, as the case may be, through its normal marketing and distribution channels. Andersen Consulting shall have initial responsibility for introducing the Software and printCafe's product offering to selected Andersen Consulting clients in order to gauge market reaction. Andersen Consulting shall convey applicable market reaction to printCafe's liaison. Based upon the interest expressed by Andersen Consulting's clients, and if in accordance with Andersen Consulting's overall strategy for such client, Andersen Consulting will introduce interested clients to printCafe's sales representatives. In order for printCafe to promote the services as provided for in this Agreement, Andersen Consulting shall supply printCafe with marketing documentation in electronic and paper format that can be used by printCafe without limitation on disclosure. printCafe agrees not to modify, alter, amend, or misrepresent such Andersen Consulting materials. Additionally, Andersen Consulting agrees to (i) appoint a business development director to create internal Andersen Consulting awareness of printCafe's Software and Product Offering capabilities,
        (ii) market the Software and printCafe's Product Offering to those partners aligned with Andersen Consulting's Media and Entertainment operating unit, as well as other selected industry groups and lines of businesses within Andersen Consulting, and (iii) put forth a reasonable effort to market the Software through Andersen Consulting's normal marketing and distribution channels. However, Andersen Consulting will have no obligation to establish or maintain a formal sales organization or marketing program related to this Agreement.

3.6 Any Andersen Consulting internal or external marketing may require printCafe participation and support which printCafe shall supply in its reasonable discretion. In order for Andersen to promote the Software as provided for in this Agreement printCafe shall supply Andersen Consulting with marketing documentation in electronic and paper format that can be used by Andersen Consulting without limitation on disclosure. Andersen Consulting agrees not to



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        modify, alter, amend, or misrepresent such printCafe materials.
        printCafe may require a Client or Sales Prospect to enter into a nondisclosure agreement with printCafe to protect its confidential information after a sales opportunity is qualified and reaches a detailed discussion stage. printCafe shall control the release of its confidential information to prospective Clients and or Sales Prospects and will be responsible for putting in place such nondisclosure agreements with prospective Clients or Sales Prospects.

3.7 Nothing in this Agreement shall be deemed a commitment or obligation on Andersen Consulting to effect any level of Software licenses or amount of revenue in relation to any internal or external marketing activities supplied by Andersen Consulting with respect to the Software or printCafe's product offerings. Likewise, printCafe has no obligation or commitment to effect any level of revenue for Andersen Consulting's Services.

3.8 Except as otherwise set forth in this Agreement, neither party shall use any of the other party's marks or company names in advertising or other promotional material or activity (including Internet web sites) without first obtaining the owner's prior express written permission, which shall not be unreasonably withheld or delayed. Any press release related to this Agreement must be approved in writing by both Andersen Consulting's Managing Partner - Marketing Communications and by printCafe in advance.

3.9 Neither party shall have the right to make commitments of any kind for or on behalf of the other party without first obtaining the other party's prior written consent. Such commitments may include, but are not limited to, recommendations for specific Andersen Consulting or printCafe resources.

3.10 Unless otherwise explicitly agreed upon in writing, each party will be responsible for its own costs associated with the activities performed under this Agreement, including but not limited to, work performed and costs incurred in connection with any proposals, or other marketing preparation in connection with a Sales Prospect opportunity.

        Andersen Consulting will retain 100% of fees related to Services provided by Andersen Consulting to third parties. These Services will be provided through separate written agreements. printCafe will retain 100% of the Software license fees, Product Offering subscriptions, activation charges, annual subscriptions, maintenance fees, set up and training fees pursuant to its licenses with Sales Prospects.

3.11 Andersen Consulting will not be restricted from recommending and marketing services or products which may be competitive with the Software or Product Offering if Andersen Consulting determines that such services or products will better meet the needs of an entity.

3.12 Andersen Consulting and printCafe shall each be solely responsible for its respective products and services and any claims from Sales Prospects or Clients



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        with respect to such products or services. Andersen Consulting and
        printCafe shall each not be responsible for the performance of the other party's products or services or any warranty claims relating to the other party's products or services.

3.13 During the term of this Agreement, printCafe will provide, at no charge to Andersen Consulting, free training to a reasonable number of Andersen Consulting personnel for the purpose of becoming knowledgeable in the features, capabilities and technical architecture of printCafe's Software and Product Offering.

3.14 The provisions of this Agreement do not constitute an exclusive endorsement of the other party's products or services.

SECTION 4 - APPROACH WITH RESPECT TO A SALES PROSPECT

4.1 In the event that Andersen Consulting and printCafe elect to move forward and pursue a Sales Prospect opportunity, the parties may agree to jointly proceed in one of two ways:

        (i)  Jointly propose according to a teaming or prime/sub relationship;
             or

        (ii) Jointly propose as two concurrent but separate contractors.

4.2 The parties will jointly determine the appropriate marketing approach on a case-by-case basis based upon joint discussion and input from the Sales Prospect. In most cases, the initial position will be for Andersen Consulting to be the lead party with respect to the Services.

4.3 The lead party will manage and coordinate the Sales Prospect relationship and communication. The lead party will typically be the primary communication channel with the Sales prospect and Sales Prospect stakeholders. The non-leading party will channel all communication with the Sales Prospect through the leading party.

4.4 If a particular opportunity requires a prime/sub relationship, the lead party will be the prime contractor and the non-leading party will subcontract its products/services to the lead party under financial terms to be specified on an engagement by engagement basis. The parties will enter into an engagement-specific teaming agreement that will address the following issues:

        -    responsibilities of the prime contractor;

        -    responsibilities of the sub-contractor;

        -    each party will determine the pricing of its products/services;

        - each party will be solely responsible for staffing of the project/engagement and the performance of its obligations;

        - prime contractor will be responsible for sign-off on the sub-contractor's performance of its obligations, including products/services delivered;

        - billing, collection, flow of invoices/payments from/to subcontractor, and currency issues;


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        -    each party will bear its own costs related to the products/services it delivers;

        -    termination of the engagement-specific teaming agreement.

4.5 Andersen Consulting and printCafe will develop a separate subcontract or teaming agreement for all subcontracted work based on terms and conditions as are mutually satisfactory to the parties.

4.6 If Andersen Consulting and printCafe agree to jointly deliver services as two independent contractors, the parties will coordinate the following matters prior to entering into separate arrangements directly with the Sales Prospect:

        - allocation of services to be provided by each of the parties consistent with the core competencies of Andersen Consulting and printCafe;

        -    coordination of deliverables;

        - as separate/independent contractors each party will determine the pricing of its services/products and will be solely responsible for staffing of the project/engagement and the performance of its obligations;

        - Andersen Consulting and printCafe will each determine the use of its own third party vendors and bear the full costs of using them.

SECTION 5 - CONFIDENTIALITY

5.1 During the course of this Agreement, Andersen and printCafe may be given access to information that (i) relates to the other's past, present, and future research, development, business activities, products, services, and technical knowledge, and (ii) has been identified as confidential ("Confidential Information"). The parties agree that any Software provided by printCafe shall be deemed printCafe's Confidential Information. In connection therewith, the following shall apply:

        5.1.1 The Confidential Information of the other party may be used by the recipient only in connection with the performance of its obligations under this Agreement;

        5.1.2 Each party agrees to protect the confidentiality of the Confidential Information of the other in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind.

        5.1.3 The Confidential Information may not be copied or reproduced without the discloser's prior written consent.

5.2 All Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon the first to occur of (a) termination of this Agreement or (b) written request by the discloser.



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5.3     Nothing in this Agreement shall prohibit or limit either party's use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodologies) (i) previously known to it without obligation of confidence, (ii) independently developed by it, (iii) acquired by it from a third party which is not, to its knowledge, under an obligation of confidence with respect to such information, or (iv) which is or becomes publicly available through no breach of this Agreement.

5.4 In the event either party receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information of the other party, it shall provide prompt notice to the other of such receipt. The party receiving the subpoena shall thereafter be entitled to comply with such subpoena or other process to that extent.

5.5 In the event a party receives Requests for Proposals ("RFPs") or other information from a Sales Prospects and such information is disclosed to the other party to this Agreement, then such RFPs and information will be considered Confidential Information. The parties agree not to disclose such RFPs and information to anyone other than their employees who have a need to know such information for the purposes of this Agreement without the prior written permission of the disclosing party.

5.6 Except as necessary to fulfill its obligations in relation to the activities contemplated by this Agreement or as required to be disclosed by applicable law or government regulation, both parties agree to keep the terms of this Agreement confidential and except as provided otherwise in the Agreement, may not use the other party's name without prior written approval.

SECTION 6 - WARRANTIES TO SALES PROSPECTS

6.1 Andersen Consulting shall not warrant the performance of the Software or other printCafe product offering, but shall extend to each Sales Prospect the warranties and indemnification for its Services that Andersen Consulting generally extends to purchasers of the same or similar Services. printCafe shall extend to each Sales Prospect the warranties and indemnification for its Software and Product Offering that it generally extends to its customers and licensees of the applicable Software or Product Offering. Additionally, printCafe retains, and shall be fully responsible for, all obligations, indemnities, and liabilities associated with ownership and licensing of the Software and subscription arrangement for the Product Offering. Andersen Consulting retains, and shall be fully responsible for, all obligations, indemnities, and liabilities associated with the Services.

6.2 As between the parties, Andersen Consulting shall remain solely responsible to Sales Prospects for the performance its Services. As between the parties, printCafe shall remain solely responsible to Sales Prospects for the performance of and good working order of its Software and Product Offering.



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SECTION 7 - OWNERSHIP & PROPRIETARY RIGHTS

7.1 Each party will retain ownership of any assets or materials they bring to this Agreement, such as software, designs, methodology, knowledge capital, and etc. Unless otherwise agreed to, the parties will each directly license their own materials to the Sales Prospect.

7.2 During joint marketing and/or the Sales Prospect engagement process, certain items, including, but not limited to, high level Software interface designs, customized eCommerce templates, presentations, customized Product Offering documentation, marketing collateral, workplans and training materials may be developed (collectively, "Materials"). Materials shall not include any items or deliverables developed for or licensed to a party by the other under a separate contractual arrangement. As between the parties, the ownership and intellectual property rights to the Materials will fall into the following three categories:

                  (a) PRINTCAFE DEVELOPED AND OWNED: printCafe shall own all proprietary rights in all Materials, including modules and templates, developed solely by printCafe. If such Materials contain Confidential Information of Andersen Consulting, the applicable portions of such Materials will be designated as such and will be distributed subject to the terms of a proprietary information agreement.

                  (b) ANDERSEN CONSULTING DEVELOPED AND OWNED: Andersen Consulting shall own all proprietary rights in any Materials, including modules and templates, developed solely by Andersen Consulting. If such Materials contain Confidential Information of printCafe, the applicable portions of such Materials will be designated as such and will be distributed subject to the terms of a proprietary information agreement.

                  (c) JOINTLY DEVELOPED: The parties' rights in jointly developed Materials shall be as provided in specific written "Joint Development Agreements."

7.3 Trademarks and/or servicemarks will remain the sole property of the original owner. Except as otherwise set forth in this Agreement, each party agrees that it will not use the trademarks of the other without prior written approval.

7.4 Andersen Consulting shall be free to use its general knowledge, skills and experience, and any ideas, concepts, know-how, and techniques within the scope of its consulting practice that are used or developed in the course of sharing information with printCafe, subject to the nondisclosure and confidentiality obligations agreed to between the parties.



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7.5     The parties will cooperate with each other and execute such other documents as may be appropriate to achieve the objectives of this
        Section 7. Notwithstanding the above provisions of this Section 7 regarding ownership, each party shall have a license to use Materials owned by the other party (as provided for in this Section) as necessary to fulfill the purposes of this Agreement.

SECTION 8 - REPRESENTATIONS

8.1 Andersen Consulting warrants and represents that it has the right to grant to printCafe the rights purported to be granted by or pursuant to this Agreement, and has all other rights necessary for the performance of its obligations under this Agreement, without violating any rights of any other party. printCafe warrants and represents that it has the right to grant to Andersen the rights purported to be granted by or pursuant to this Agreement, and has all other rights necessary for the performance of its obligations under this Agreement, without violating any rights of any other party.

8.2 printCafe warrants and represents that except as previously disclosed to Andersen Consulting, there are no material claims against the Software and Product Offering (including the Documentation), trade secrets, copyrights or trademarks related thereto and no demand of any person or entity pertaining to it, and no material proceedings have been instituted or are pending or, to the knowledge of printCafe, threatened that challenge the rights of printCafe in respect thereof. Except as previously disclosed to Andersen Consulting, printCafe has not been charged or threatened with infringement or violation of any intellectual property right of any person or entity and, to the knowledge of printCafe, is not infringing any intellectual property rights through any license or use of any Software or Product Offering. There are no product liability claims pending or, to the knowledge of printCafe, threatened that are based on any alleged problem or defect in any of the Software or Product Offering (including the Documentation), trade secrets, copyrights or trademarks related thereto, or any alleged misrepresentation or failure to meet any claim or promise made in any sales literature or otherwise by printCafe to any person, or on any implied covenant or legal requirement relating to any of the Software. printCafe will use its reasonable efforts to notify Andersen Consulting of its knowledge of any future material claims against the Software and Product Offering, trade secrets, copyrights or trademarks; any future material charges of infringement or violation of any intellectual property right; or any future material Software liability claims made or threatened.

SECTION 9 - INDEMNIFICATION

9.1 Each party shall indemnify, defend and hold harmless the other, its employees, principals, partners, shareholders, directors, officers, other holders of an ownership interest, representatives and agents, from and against any third party claims, demands, loss, damage or expense relating to bodily injury or death of



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        any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of the indemnifying party, its personnel or agents in connection with the performance of the services, product offerings or the provision of the printCafe Products hereunder.

9.2 Upon notice by one party (the "Indemnified Party") in writing of a third party claim against the Indemnified Party that any of the printCafe Products or other service or product offerings infringe any valid U.S. patent in existence as of the date of this Agreement, a copyright, a trade secret, or other intellectual property right of any third party, the party who has provided the service, product or any of the printCafe Products ("Indemnifying Party") will defend such claim at its expense and will pay any costs or damages (including counsel fees and court costs) that may be finally awarded against the Indemnified Party. The Indemnifying Party will not indemnify the Indemnified Party, however, to the extent that the claim of infringement is caused by: (1) the Indemnified Party's misuse or modification of the service, product or any of the printCafe Products; (2) the Indemnified Party's use of the service, product or any of the printCafe Products in combination with any product or information not owned or developed by the Indemnifying Party; (3) the combination, operation or use of the services, products or any of the printCafe Products with other products not furnished by the Indemnifying Party, where services, products or any of the printCafe Products otherwise would not itself be infringing; or (4) use by the Indemnified Party of other than a current unaltered version or release of services, products or any of the printCafe Products, provided that such version or release had been available to the Indemnified Party on commercially reasonable terms.

SECTION 10 - LIMITATION OF LIABILITY

10.1 In no event shall either party be liable to the other for any indirect, special, incidental, consequential, exemplary or punitive loss, damages or expenses (including lost profits or savings).

10.2 Any action by either party must be brought within two (2) years after the cause of action arose.

SECTION 11 - TERM AND TERMINATION

11.1 This Agreement shall remain in effect for an initial period of two (2) years from the Effective Date, and shall automatically renew for consecutive one (1) year periods thereafter unless terminated by a party as provided for herein.

11.2    Either party shall have the right to terminate this Agreement:



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



        - In the event the other party defaults in the performance of any material obligation hereunder and such default is not cured by the breaching party to the non-defaulting party's reasonable satisfaction within thirty (30) days of receiving written notice of the breach;

        - For any reason after the eighteen months following the Effective Date of this Agreement with a ninety (90) day prior written notice; or

        - In the event of the liquidation, insolvency or bankruptcy of the other party;

        - If there is a change of a majority controlling interest or majority ownership of the other party with the exception of Creo SRL gaining majority controlling interest and majority ownership of printCafe.

11.3 Andersen Consulting shall have the right to immediately terminate this Agreement by providing written notice to printCafe in the event (i) all or a majority and controlling portion of the ownership rights in the Software and/or Product Offering are transferred or assigned by printCafe to a non-affiliated third party, or (ii) printCafe transfers or assigns a material right or obligation under this Agreement. printCafe shall have the right to immediately terminate this Agreement by providing written notice to Andersen Consulting in the event Andersen Consulting transfers or assigns a material right or obligation under this Agreement.

11.4 Upon termination or expiration of this Agreement, each party shall immediately:

        11.4.1 Cease holding itself out, in any manner, as affiliated with the other party, except as may be provided in any surviving separate agreement;

        11.4.2 Discontinue any and all use of trade names and/or trademarks as provided for under this Agreement, except as necessary for either party to fulfill its obligations to a Sales Prospect; and

        11.4.3 Return to the other party or destroy the other party's Confidential Information in its possession unless this Agreement provides otherwise.

11.5 Termination of this Agreement (i) shall not release either party from obligations to license the Software and/or Product Offering made prior to the receipt of any notice of termination, and (ii) shall not affect existing licenses or subscriptions arrangements for the Software and Product Offering. Notwithstanding the provisions of this Section 11, each party may continue to exercise the rights and licenses granted hereunder to the extent necessary to allow such party to fulfill its obligations under agreements with Clients or included in any proposal to a Sales Prospect that was outstanding at the time of termination. Andersen Consulting specifically shall retain the right to use the Software and/or Product Offering for as long as necessary to meet any obligations or Services that Andersen Consulting has undertaken. Andersen Consulting specifically shall retain the limited right to use the Software and/or Product Offering for as long as necessary to complete any marketing plans with Sales Prospects which commenced prior to the termination of this Agreement.



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11.6    Termination of this Agreement shall not affect any other agreement separately entered into by Andersen Consulting and printCafe.

11.7 In the event of a breach of this Agreement, the breaching party shall provide reasonable assistance to the non-breaching party in fulfilling the non-breaching party's obligations.

SECTION 12 - MISCELLANEOUS

12.1 Following execution of this Agreement, Andersen Consulting and printCafe agree to establish a steering committee comprised of mutually agreed upon executive level representatives from both organizations to oversee and provide guidance on relationship matters as set forth in this Agreement. In the event of a dispute, the parties agree that in the event of any dispute or alleged breach under this Agreement, they will work together in good faith first, to resolve the matter internally by escalating it first to the steering committee, next to other higher levels of management, and then, if necessary, to use a mutually agreed alternative dispute resolution technique prior to resorting to litigation.

12.2 Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other, provided, however, that Andersen Consulting may cause this Agreement, in part or whole, to be performed by any affiliate of Andersen Consulting in various countries around the world and may assign its rights and obligations hereunder to such an affiliate.

12.3 Neither party shall be liable for any delays or failures in performance due to circumstances beyond its reasonable control, including failures of computers, computer-related equipment, hardware or software.

12.4 If any provision of this Agreement is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

12.5 Sections 1, 5, 6, 7, 8, 9, 10, 11 and 12 extend beyond the expiration or termination of this Agreement and shall survive and remain in effect beyond any expiration or termination. The license rights granted to Andersen Consulting in Section 2 shall be immediately revoked upon any termination of this Agreement, except as expressly set forth in Section 11.5.

12.6 This Agreement is governed by and shall be construed in accordance with the laws of Illinois.



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

12.7 This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when each party shall have executed one counterpart.

12.8 Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof.

12.9 Any formal notice or other significant communication given pursuant to this Agreement shall be in writing and shall be deemed to have been received either when delivered personally to the party for whom intended, or five (5) days following the deposit of the same into the United States mail (certified mail, return receipt requested, or first class postage prepaid), addressed to such party at the address set forth below:

                                For printCafe:
                                       printCafe Services, Inc.
                                       40 Twenty Fourth Street
                                       Pittsburgh, PA 15222
                                       Attn:  Marc Olin

                                For Andersen Consulting:
                                       Attn: Michael Morison
                                       33 W. Monroe
                                       Chicago, IL 60603

        Either party may designate a different address by notice to the other given in accordance herewith.

12.10 Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between printCafe and Andersen Consulting. Except as specifically set forth herein, neither party shall have the power to control the activities and operations of, or contractually bind or commit, the other party, and their status with respect to one another is that of independent contractors.

12.11 During the term of this Agreement and for one (1) year after its expiration or termination, neither party shall knowingly solicit for employment any person employed by the other who was directly involved in the activities provided for in this Agreement. In addition, neither party shall procure any third party to solicit the other's employees. The foregoing shall not prohibit the hiring of personnel of the other who respond to general recruiting efforts not targeting the other party, or the hiring of the other party's personnel who make unsolicited inquiries about employment.



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

12.12 This Agreement contains the entire understanding of the parties with regard to the subject matter contained herein. printCafe and Andersen Consulting may, by mutual agreement in writing, amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

  PRINTCAFE SYSTEMS, INC.             ANDERSEN CONSULTING LLP


  By:_____________________________    By:________________________________

  Name:___________________________    Name: Michael M. Morison

  Title:__________________________    Title:  Partner

  Date:  _________________________    Date:______________________________



























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